EXHIBIT 23.2

Consent of Deloitte & Touche LLP, Independent Accountants

We consent to the incorporation by reference in Registration Statement No. 333-74278 of Magma Design Automation, Inc. on Form S-8 of our report dated January 8, 2001 on the financial statements of Moscape, Inc. for the year ended December 31, 1999, appearing in this Annual Report on Form 10-K of Magma Design Automation, Inc for the year ended March 31, 2002.

/s/    DELOITTE & TOUCHE LLP

San Jose, California
June 25, 2002